EXHIBIT 10.3

MONOLITHIC POWER SYSTEMS, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNITS AGREEMENT

Unless otherwise defined herein, the capitalized terms used in this Performance Stock Units Agreement (the “Agreement”) will have the meaning defined in the Monolithic Power Systems, Inc. Amended and Restated 2014 Equity Incentive Plan (the “Plan”).

I.	NOTICE OF PERFORMANCE STOCK UNITS GRANT

Name:	_____________

Grant Number:	_____________

Date of Grant:	_____________

Date of Grant Share Price:	_____________

Target Number of Performance Stock Units:	_____________

Maximum Number of Performance Stock Units:	___x the Target Number of Performance Stock Units (__________ Vesting Condition)

Purchase Price per Share:	$

Vesting Schedule:	See Exhibit A

Measurement Period:	January 1, 20__ – December 31, 20__

Issuance Schedule:

Subject to any change on a Capitalization Adjustment and the Participant’s payment of the Purchase Price per Share within two months following the vesting date for the PSUs that become set as a result of satisfying the __________ Vesting Condition (as defined in Exhibit A), one share of Common Stock will be issued for each PSU that vests at the time set forth in this Agreement. Note that, as provided for in Exhibit A, this purchase requirement will not apply if there is a Satisfaction of the Purchase Price Performance Condition (as defined in Exhibit A). If payment is required and the Participant does not pay the Purchase Price per Share for each such vested PSU within two months after the vesting date, the Participant’s rights to those vested PSUs, and the underlying shares of Common Stock and related Dividend Equivalents, will be forfeited on the two month anniversary of such vesting date.

II.	TERMS AND CONDITIONS OF PERFORMANCE STOCK UNITS

1.         Grant. The Company has granted to the Participant an Award of performance-based Restricted Stock Units (“Performance Stock Units”) and related Dividend Equivalents. This Award is subject to all of the terms and conditions in this Agreement and the Plan.

2.            Obligations to Pay.

(a)    Performance Stock Units. Each Performance Stock Unit shall be considered a Restricted Stock Unit under the Plan and represents the right to receive one Share (subject to adjustment for changes in capitalization of the Company as provided in the Plan) if it is set by, and entitled to be paid to, the Participant (“vests” or “vesting,” or similar words) as a result of satisfying the __________ Vesting Condition (as defined in Exhibit A), provided that the Participant pays the Purchase Price per Share for each earned Performance Stock Unit within two months after the Vesting Date (as defined in Exhibit A). Note that, as provided for in Exhibit A, this requirement will not apply if there is a Satisfaction of the Purchase Price Performance Condition. Unless and until the Performance Stock Units shall have vested, the Participant shall have no right to payment of any such Performance Stock Units. Furthermore, if payment is required and the Participant does not pay the Purchase Price per Share for the vested Performance Stock Unit within two months after the Vesting Date, the Participant’s rights to that vested Performance Stock Unit, and the underlying share of Common Stock and the compensation payable in respect of the related Dividend Equivalents, will be forfeited on the two month anniversary of the vesting date at no cost to the Company, and the Participant will have no further right to receive the Shares or the payments in respect of Dividend Equivalents. Prior to actual payment of any Performance Stock Units, such Performance Stock Units represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

(b)    Dividend Equivalents. Each Performance Stock Unit has associated with it one Dividend Equivalent. If and when a Performance Stock Unit vests, the cash payable under this Dividend Equivalent award will become vested. Provided you pay any applicable Purchase Price per Share within two months after the applicable vesting date for the Performance Stock Units, payment of any vested Dividend Equivalents will be made shortly after vesting. If your Performance Stock Units never vest or are otherwise forfeited (including due to failure to timely pay any applicable Purchase Price per Share), your corresponding Dividend Equivalents will immediately expire on the expiration or other forfeiture of the related Performance Stock Units – and you will not be entitled to any payout of regular cash dividends in respect of those forfeited Performance Stock Units. Your Dividend Equivalents will immediately expire on the issuance of the underlying shares subject to the Performance Stock Units that have vested – that is, no additional regular cash dividends that are declared or paid after that date will accrue for those newly vested shares. Instead, your rights to receive any regular cash dividends will be solely as a Company stockholder. Your rights on the Dividend Equivalents are subject to all of the same terms and conditions as apply to your underlying Performance Stock Units in respect of which these Dividend Equivalents are granted.

3.          Vesting Schedule. The Performance Stock Units are subject to both time-based and performance-based vesting conditions as described on Exhibit A. Any Performance Stock Units that fail to satisfy the performance-based vesting conditions by the applicable dates set forth on Exhibit A will be forfeited as of the last day of the Measurement Period (if not earlier). Any Performance Stock Units that fail to satisfy the time-based vesting condition will be forfeited as of the date the Participant ceases to be in Continuous Service for any or no reason. If and when a Performance Stock Unit is forfeited, the related Dividend Equivalents are also immediately forfeited for no consideration.

4.          Issuance/Payment Schedule. Subject to the satisfaction of the withholding obligations described below, if a Performance Stock Unit vests, the Company will issue to the Participant, within 10 days of the applicable Certification Date (as defined on Exhibit A), one Share for such Performance Stock Unit.

5.          Section 409A. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. However, (a) if this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, and (b) if the Participant is a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), and (c) if a delay in the issuance or payment of the compensation is necessary to avoid the imposition of taxation on the Participant in respect of the compensation under Section 409A of the Code, then the issuance or payment of any compensation that would otherwise be made on the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates. Such compensation will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance issued or paid thereafter in accordance with the original vesting and schedule set forth above. Each installment of Shares or cash that vests is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.           Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement shall, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no beneficiary survives the Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.          Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate or book-entry regarding the Shares will be issued to or made in favor of the Participant, and no payments in respect of the Dividend Equivalents will be paid, unless and until the Participant satisfies the Participant’s obligations with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such compensation (the “Withholding Taxes”). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, hereby permits the Participant to satisfy such tax withholding obligation, in whole or in part, by one or more of the following (without limitation): (a) paying cash; (b) having withholding taken from compensation otherwise due to Participant from the Company; (c) subject to the approval of the independent members of the Board, withholding otherwise deliverable Shares having a fair market value equal to the minimum statutory amount required to be withheld; (d) delivering to the Company already vested and owned Shares having a fair market value equal to the amount required to be withheld; or (e) subject to applicable law, permitting the Participant to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Participant irrevocably elects to sell a portion of the Shares to be delivered and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding taxes directly to the Company. If the Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder within the time necessary for compliance with Treasury Regulations Section 1.409A-1(b)(4), the Participant will permanently forfeit such Performance Stock Units and payments in respect of Dividend Equivalents as of the last day of such compliance period, at no cost to the Company, and the Participant will have no further right to receive Shares, cash or other compensation with respect thereto. Notwithstanding anything in this Agreement to the contrary, if the Participant is a reporting person subject to Section 16 of the Exchange Act, the Participant agrees that, unless otherwise determined by the Committee, the Company shall satisfy all or any portion of the Withholding Taxes relating to this Award by withholding Shares issued or otherwise issuable to the Participant in connection with the Performance Stock Units (and withholding cash from the Dividend Equivalents payable with respect to such Performance Stock Units) with a fair market value (measured as of the date such Shares are issued or such cash is paid to the Participant) equal to the amount of such Withholding Taxes.

8.           Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a stockholder of the Company with respect to the Performance Stock Units or in respect of any Shares deliverable hereunder unless and until certificates representing such Shares shall have been issued and delivered to the Participant or such Shares have been recorded on the records of the Company or its transfer agents or registrars through book-entry.

9.           No Effect on Service. Participant acknowledges and agrees that the vesting of the Performance Stock Units and Dividend Equivalents under this Award is set by the Participant’s Continuous Service through the applicable vesting dates and not through the act of being hired, acquiring Shares or being paid other compensation hereunder. The Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of the Participant’s Continuous Service for any period, and shall not interfere with the Participant’s right or the right of the Company (or any Parent or Subsidiary employing or retaining the Participant) to terminate the Participant’s status as a Service Provider (and Continuous Service) at any time, with or without cause.

10.          Notices and Electronic Delivery. Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given on receipt or, in the case of notices delivered by the Company to the Participant, five days after deposit in the U.S. mail, postage prepaid, addressed to the Participant at the last address on file for the Participant with the Company. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Chief Financial Officer at Monolithic Power Systems, Inc., __________, at such other address as the Company may hereafter designate in writing. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means. By accepting this Award, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11.         Grant is Not Transferable. Except to the limited extent permitted in the event of the Participant’s death, this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void.

12.          Binding Agreement. Subject to the limitation on the transferability of this Award, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13.        Additional Conditions to Issuance of Stock. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the Shares subject to this Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition to the issuance of shares to the Participant (or his or her estate), such issuance shall not occur unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any of the Shares subject to this Award or, if applicable, payments in respect of Dividend Equivalents, shall violate federal securities laws or other Applicable Laws, the Company shall defer delivery or payment until the earliest date at which the Company reasonably anticipates that the delivery or payment shall no longer cause such violation. The Company shall make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

14.         Plan Governs and Clawback. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. The Performance Stock Units (and any compensation paid or Shares issued under the Award) are subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules, regulations or listing standards based thereon, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by Applicable Law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment on a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company. The Participant hereby acknowledges receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, the Participant acknowledges receipt of the Company’s policy permitting officers and directors to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

15.        Administrator Authority. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

16.         Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

17.        Severability. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

18.        Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that the Participant is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement that are materially adverse to the Participant can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to implement the clawback provisions of this Agreement, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Performance Stock Units.

19.        Effect On Other Employee Benefit Plans. The value of the Performance Stock Units subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

20.      No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to the Participant with respect to the Performance Stock Units and will not be liable to the Participant for any adverse tax consequences to the Participant arising in connection with the Performance Stock Units (including the Dividend Equivalents). The Participant is hereby advised to consult with the Participant’s own personal tax, financial and/or legal advisors regarding the tax consequences of the Performance Stock Units and by signing this Agreement, the Participant has agreed that the Agreement has done so or knowingly and voluntarily declined to do so.

21.        Data Privacy. The Company respects the Participant’s privacy. In order to administer the Performance Stock Units, the Company collects and uses certain personal information about Participants, including their prior equity grant information where applicable. If the Participant is a California resident, the Participant should refer to the Company’s California Consumer Privacy Act Notice for more information about the personal information the Company collects about Participants and the purposes for which the Company will use such data.

By the Participant’s signature, the Participant and the Company agree that this Award of Performance Stock Units and the related Dividend Equivalents is granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Agreement. The Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	MONOLITHIC POWER SYSTEMS, INC.

Signature:	Signature:

Name:	Name:

EXHIBIT A

Vesting Conditions for the 20     Performance Stock Units Grant

Performance-Based Vesting Conditions:

[AS APPROVED FROM TIME TO TIME BY THE COMMITTEE]

Purchase Price Performance Condition:

If the Committee determines that on the last trading day of the Measurement Period, the Company’s Fair Market Value per Share is at least $    higher than the Company’s Fair Market Value per Share on the Date of Grant, the requirement to pay the $    Purchase Price per Share will be deemed satisfied and paid (“Satisfaction of the Purchase Price Performance Condition”).

Time-Based Vesting Condition:

●

100% of the number of Performance Stock Units that are set based on satisfying the __________ Vesting Condition and __________ Vesting Condition will vest on the earlier of (1) the last day of the Measurement Period, and (2) if applicable, the date of a Change in Control (in either case, the “Vesting Date”), provided that the Participant remains in Continuous Service through the Vesting Date. The Committee shall certify the level of achievement of the __________ Vesting Condition and __________ Vesting Condition as soon as practicable following the Vesting Date, but in no event later than 90 days following such date (the “Certification Date”). The issuance of shares in respect of the vested Performance Stock Units subject to the __________ Vesting Condition and __________ Vesting Condition will occur at such time as set forth in the Agreement.

●

The Performance Stock Units that vest at the end of any specific tranche are compensation for services provided in that tranche only, and are not compensation for services provided at any time prior to the beginning of that tranche, for state income tax purposes. Thus, it is solely the services provided in a given tranche that are necessary to earn the shares that vested at the end of that tranche.  Thereafter, the employee must provide services during the subsequent tranche, if any, for the awards in that tranche to vest.

Treatment on a Change in Control:

If (i) a Change in Control occurs prior to the end of the Measurement Period and (ii) this Award is not assumed as provided in Section 14(c) of the Plan, then the Board will:

●	With respect to the __________ Vesting Condition:

o

(A) Review actual performance against the __________ Vesting Condition, (B) determine the percentage of achievement (the “_____ Achievement %”) against the __________ Vesting Condition based on actual performance through the last date on or prior to the closing of the Change in Control for which __________ will be available, and (C) multiply the _____ Achievement % by the Target Number of Performance Stock Units subject to this Award to determine the total number of Performance Stock Units under this Award that have been deemed to satisfy the __________ Vesting Condition (the “_____ Credited Units”); and

o

Calculate the vesting of the _____ Credited Units with respect to the time-based vesting condition, to be equal to the portion of the _____ Credited Units determined by multiplying (A) the _____ Credited Units by (B) a fraction, (i) the numerator of which is the number of days that have elapsed between the Date of Grant and the last business day prior to the closing of the Change in Control, and (ii) the denominator of which is the total number of days in the time-based vesting period.

●	With respect to the __________ Vesting Condition:

o

(A) Review actual _____ Metric performance against the __________ Vesting Condition and (B) determine the percentage of achievement (the “_____ Achievement %”) against the __________ Vesting Condition based on actual performance through the last date on or prior to the closing of the Change in Control for which the __________ will be available, and (C) multiply the _____ Achievement % by the Target Number of Performance Stock Units subject to this Award to determine the total number of Performance Stock Units under this Award that have been deemed to satisfy the __________ Vesting Condition (the “_____ Credited Units”); and

o

Calculate the vesting of the _____ Credited Units with respect to the time-based vesting condition, to be equal to the portion of the _____ Credited Units determined by multiplying (A) the _____ Credited Units by (B) a fraction, (i) the numerator of which is the number of days that have elapsed between the Date of Grant and the last business day prior to the closing of the Change in Control, and (ii) the denominator of which is the total number of days in the time-based vesting period.

The _____ Credited Units and the _____ Credited Units will be fully vested and no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d) as of the consummation of the Change in Control. Consequently, the issuance of shares in respect of the vested _____ Credited Units and the vested _____ Credited Units will occur at the applicable time set forth in Section 4 of the Agreement.

No _____ Credited Units or _____ Credited Units will be set if the Award is assumed as provided in Section 14(c) of the Plan.

Special Change in Control Definition: Solely for purposes of this Award, a Change in Control shall mean the occurrence of any of the following events:

1.

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the total voting power represented by the Company’s then outstanding voting securities;

2.	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

3.

A change in the composition of the Board occurring within a two year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

4.

The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty-five percent (65%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing, to the extent issuance or payment of the vested Performance Stock Units would be accelerated due to the Change in Control and this Award constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the event shall not be considered to be a Change in Control for purposes of this Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.